EXHIBIT 5


                              OLIN CORPORATION
                               501 Merritt 7
                         Norwalk, Connecticut 06856


                                                           October 31, 1997

Olin Corporation
501 Merritt 7
P.O. Box 4500
Norwalk, Connecticut  06851-4500

      Re:  Olin Corporation 1997 Stock Plan for Non-employee Directors

Dear Ladies and Gentlemen:

     As Vice President, General Counsel and Secretary of Olin Corporation ("Olin"), I am familiar with the Registration Statement on Form S-8 ("Registration Statement") covering 75,000 shares of Common Stock, par value of $1 per share, of Olin ("Common Stock") and $2,000,000 in Deferred Compensation Obligations being registered herewith in connection with the Olin Corporation 1997 Stock Plan for Non-employee Directors (the "Plan"). In connection therewith, I have examined such documents, opinions and records as I deemed relevant or necessary for the purpose of this opinion.

     Based on the foregoing, I am of the opinion that when certificates for such shares of Common Stock have been duly executed, countersigned by a Transfer Agent and registered by a Registrar and paid for in accordance with applicable law and delivered in accordance with the terms of the Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable. The Deferred Compensation Obligations being registered hereunder that may be issued to participants in the Plan, when issued or sold in accordance with the Plan, will be valid and binding obligations of the Corporation, enforceable in accordance with the terms of the Plan, except as enforcement may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity.


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     I hereby consent to the reference to me in the Registration Statement and to the filing of this opinion as an exhibit thereto.

                                       Very truly yours,

                                       Johnnie M. Jackson, Jr.
                                       -----------------------
                                       Johnnie M. Jackson, Jr.
                                       Vice President, General Counsel
                                       and Secretary